EXHIBIT 99

ChangeWave Hedge Fund Briefing                             5/17/2002

Vital Living, Inc. (VTLV.OB) :   Price Target: $20 per share.

What we know from the Alliance:
  * Vital Living, Inc. is a start-up company in an industry we know VERY well-nutritional supplements.
  * The game plan is audacious yet very doable: create and lock-up a new and extremely powerful distribution channel for premium quality/premium priced proprietary nutritional supplements aimed at the largest $multi-billion market segment for these products-cardiovascular disease and prevention.
  * The monthly revenue per patient for the nutritional supplement regimen will approach $50 a month
  * The key to the marketing plan is simple yet very powerful: the supplements include all of the ingredients shown in clinical trials to reduce cardiac risk factors. They are "recommended" by the patient's heart doctor and are included in a healthy heart protocol that EACH patient is expected to maintain. Compliance with physician recommended programs is significantly higher than without physician support.
  * So far, management has done all the right things to get this company going and off to a flying start-including raising public and private venture capital in the world's toughest fundraising environment.

What We Know About Vital Living, Inc.
  * Management has locked up an exclusive three-year product formulation and direct distribution agreement with the Mayo Clinic of heart disease-the Arizona Heart Institute (AHI).
  * VTLV's science based proprietary nutritional supplements will be distributed at AHI facilities to its entire past/present patient population. AHI and their affiliates treat more than 25,000 cardiovascular patients annually. The agreement also details a joint introduction of the cardiovascular nutritional regimen to AHI's active data base of over 150,000 patients.
  * They have locked up one of the heart world's leading gurus-Ted Dietrich, M.D., who is the founder and medical director of AHI, to actively work with VTLV in integrating their program into the AHI system. Dr. Dietrich also consults with dozens of heart centers throughout the world, and it is expected the VTLV nutritional program will be introduced outside the AHI market when possible.
  * Our experience with doctor-endorsed nutritional supplements is extensive-I've personally watched the parent company of ChangeWave Investment Research build a $250 million nutritional supplement business focusing on alternative protocols sold directly to consumers. The key to building this business is to get to people in their time of need and get a trusted authority to tell them that taking prescription drugs is only PART of their recovery or prevention plan. The AHI collaboration, combined with an automatic credit card debiting/refill thru the mail system, can easily create a $5-$10 million per month sales volume with incredible customer

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  retention.  It boggles the mind to think how well this marketing approach can work when your personal physician is recommending the products.
  * The company just completed a $3 million dollar plus private placement, and is in the process of completing a $5-$15 million institutional private placement of convertible preferred equity-they will have enough cash to get their product to market and hire the team required to turn this big idea into reality.
  * The stock is up from .85 in March to about $3. When all the secondary funding is done, VTLV will have a market cap of over $50 million, and enough shareholders to qualify for a NASDAQ listing-mucho importante to the liquidity and legitimacy of the company going forward.

Conclusions:
       * VTLV has a real shot at owning a very lucrative niche in the $billion nutritional supplement game.
       * Management has done all the right things in the toughest of environments-we like companies that are built when times are tough, not easy.
       * VTLV have locked up the right people and they have the money they need-the key now is execution.
       * We recommend the stock as a speculative BUY now with a target of $20.

The ChangeWave Hedge Fund Briefing is a weekly market intelligence service based on primary research conducted with the assistance of the ChangeWave Alliance, a network of 3,500 professionals in 20 industry segments providing daily feedback on how companies, industry segments, and technologies are performing in the real world.

             Copyright c2002 ChangeWave Investment Research, LLC